Exhibit 99.2

IMMEDIATE NEWS RELEASE

SCHMITT PROVIDES LISTING UPDATE FOLLOWING ACQUISITION OF AMPLE HILLS

PORTLAND, OR, July 13, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announced today that Schmitt’s Board of Directors (the “Board”) has unanimously passed a resolution for Schmitt to remain listed on the NASDAQ market.

In conjunction with the acquisition of the assets of Ample Hills Creamery, Inc. and its subsidiaries (collectively, “Ample Hills”), and in consideration for a potential SEC rule that would make delisted companies highly illiquid, the Board has announced that it will remain listed on the NASDAQ markets.

To provide shareholders additional time to make an informed decision on the announced tender offer, the Board has approved an extension of the tender offer to July 20, 2020.

“We are thrilled with the Ample Hills acquisition as it is in line with our goal of identifying unique investment opportunities that will create shareholder value,” said Michael Zapata, Schmitt’s Chief Executive Officer and Chairman. “The Board has carefully evaluated all options and, although we are shifting our listing intentions, we believe remaining listed is the right decision and will benefit our shareholders in the long run.”

Schmitt will provide a strategic update on Ample Hills in the coming months as we work with the team to relaunch and reopen Ample Hills.

About Schmitt Industries, Inc.

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

About Ample Hills Acquisition, LLC

Ample Hills Acquisition, LLC, a subsidiary of Schmitt Industries, Inc., was founded in 2020 to purchase the assets of Ample Hills Creamery, Inc. Ample Hills is a beloved, growing ice cream company based in Brooklyn, New York with over nine ice cream scoop locations.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908